Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Dated as of December 10, 2007
by and among
RECKITT BENCKISER GROUP PLC,
TWICKENHAM INC.
and
ADAMS RESPIRATORY THERAPEUTICS, INC.

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INDEX OF DEFINED TERMS

Page

Absence of Breach Conditions	3
Acquisition Agreement	35
Action	17
Affiliate	49
Agreement	1
Antitrust Law	49
Appointment Time	6
Arrangments	18
Benefit Plans	17
Business Day	49
CERCLA	23
Certificate of Merger	8
Certificates	10
Closing	8
Closing Date	8
Code	12
Company	1
Company Adverse Recommendation Change	35
Company Affiliate	49
Company Bylaws	13
Company Certificate	13
Company Common Stock	1
Company Disclosure Schedule	12
Company Recommendation	5
Company Stock Option	49
Company Stock-Based Awards	13
Company Stockholders	1
Company Stockholders’ Meeting	37
Company Subsidiaries	12
Confidentiality Agreement	39
Continuing Employees	43
Contract	15
Covered Securityholders	18
DGCL	1
Dissenters’ Provisions	10
Dissenting Shares	10
DOJ	39
Drug or Health Laws	21
Effective Time	8
Employees	17
End Date	49
Environmental Laws	23
ERISA	17

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Page

ERISA Affiliate	18
Exchange Act	2
Exchange Agent	10
Exchange Fund	10
Expiration Date	3
Facility Agreement	28
FDA	21
Financial Advisor	25
Financing	28
FTC	39
GAAP	16
Governmental Authority	15
Hazardous Materials	50
HSR Act	15
Independent Incumbent Directors	7
Intellectual Property	50
Key Personnel	50
Knowledge	50
Law	50
Laws	50
Leased Real Property	19
Liens	14
Material Adverse Change	50
Material Adverse Effect	50
Material Contracts	24
Merger	1
Merger Consideration	9
Merger Option	6
Merger Option Purchase Price	6
Merger Option Shares	6
Merger Sub	1
NASDAQ	6
NDA	51
Offer	1
Offer Documents	2
Offer Price	1
Owned Assets	19
Parent	1
Parent Material Adverse Change	51
Parent Material Adverse Effect	51
Pension Plans	17
Performance-Based Restricted Stock Unit	51
Permit	15
Permits	15
Permitted Liens	19
Person	51

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Page

Preferred Stock	13
Proxy Statement	36
RBTS	28
Regulatory Conditions	3
Release	51
Representatives	34
Restraints	45
Schedule 14D-9	5
SEC	2
SEC Reports	16
SEC Staff	3
Securities Act	15
Service-Based Restricted Stock Unit	51
Stock Plans	52
Stockholder Approval	24
Subsidiary	52
Superior Proposal	35
Surviving Corporation	8
Takeover Proposal	34
Tax	52
Tax Return	52
Tax Returns	52
Taxes	52
Taxing Authority	52
Tender Offer Conditions	2
Termination Fee	42
Transactions	4
Uncertificated Shares	10
USTs	23

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          This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 10, 2007, is entered into by and among Reckitt Benckiser Group plc, a United Kingdom corporation (“Parent”), Twickenham Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Adams Respiratory Therapeutics, Inc., a Delaware corporation (the “Company”).
          WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall commence a cash tender offer (such tender offer, as it may be extended, amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”), at a price per share equal to $60.00, net to the sellers in cash (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”), subject to any required withholding of Taxes under applicable Law;
          WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Merger Sub shall merge with and into the Company (the “Merger”), pursuant to which each outstanding share of Company Common Stock shall be converted into the right to receive the Offer Price, except for (i) shares of Company Common Stock held by holders who comply with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) regarding the right of stockholders to dissent from the Merger and require appraisal of their shares; (ii) shares of Company Common Stock held in the treasury of the Company; and (iii) and shares of Company Common Stock owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent or the Company;
          WHEREAS, the Board of Directors of the Company has (i) approved and adopted this Agreement, (ii) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) declared the advisability of this Agreement in accordance with the DGCL, and (iv) recommended that the holders of shares of Company Common Stock (the “Company Stockholders”) accept the Offer, tender their shares of Company Common Stock in the Offer, and adopt this Agreement, in each case, upon the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, each of the Board of Directors of Parent and Merger Sub has (i) approved and adopted this Agreement, (ii) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of their respective corporations, and (iii) declared the advisability of this Agreement in accordance with the DGCL.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
THE OFFER
     Section 1.01. The Offer.
          (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and none of the events or conditions set forth in Annex A shall have occurred and be existing and shall not have been waived in writing by Parent or Merger Sub (the conditions set forth in Annex A, the “Tender Offer Conditions”), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)) the Offer as soon as reasonably practicable, but not later than twenty (20) Business Days after the date of this Agreement. Without the prior written consent of the Company, Merger Sub shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of shares of Company Common Stock sought to be purchased in the Offer, impose conditions on the Offer in addition to the Tender Offer Conditions, waive or amend the Minimum Condition or, except as may be required by a Governmental Authority, amend any other term of the Offer in a manner that is materially adverse to the Company Stockholders. Notwithstanding the foregoing, Merger Sub expressly reserves the right to increase the Offer Price and to waive any of the Tender Offer Conditions, other than the Minimum Condition. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered in the Offer.
          (b) Merger Sub shall, and Parent shall cause Merger Sub to, file with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO with respect to the Offer on the date that the Offer is commenced, which tender offer statement shall include an offer to purchase, form of letter of transmittal and form of notice of guaranteed delivery (together with any supplements or amendments thereto, collectively, the “Offer Documents”) and, subject to the Company’s compliance with Section 1.02(c), cause the Offer Documents to be disseminated to the Company Stockholders in accordance with the applicable requirements of the U.S. federal securities Laws. Parent and Merger Sub agree that the Offer Documents shall comply in all material respects with the applicable U.S. federal securities Laws and, on the date first filed with the SEC, on the date first published, sent or given to the Company Stockholders and upon consummation of the Offer (including all applicable extensions and subsequent offering periods), shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Offer Documents. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the Company Stockholders to the extent required by applicable Law. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that is required or reasonably requested by Parent or Merger Sub in connection with the obligations relating to the Offer Documents contained in this Section 1.01(b). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents and any amendments thereto in advance of filing with the SEC or dissemination to the Company Stockholders, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall (i) provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments with respect to the Offer that Parent or Merger Sub may receive from the SEC or its staff (the “SEC Staff”) as promptly as practicable after the receipt thereof, (ii) consult in good faith with the Company and its counsel prior to responding to any such comments, and (iii) provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of Parent and Merger Sub or their counsel.
          (c) Subject to the terms and conditions thereof, the Offer shall remain open until midnight, New York City time, at the end of the 20th Business Day beginning with (and including) the date that the Offer is commenced (determined in accordance with Rule 14d-2 under the Exchange Act) (the “Expiration Date”), unless Merger Sub shall have extended the period of time for which the Offer is open pursuant to, and in accordance with this Section 1.01(c) or Section 1.01(d) or as may be required by applicable Law (in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire); provided, however, that (i) Merger Sub shall have the right, in its sole discretion, but not the obligation to extend the Offer for one or more periods of not more than five (5) Business Days each if, at the scheduled Expiration Date, any of the Tender Offer Conditions shall not have been satisfied or waived; or (ii) Merger Sub may, in its sole discretion, commence a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) for three (3) to twenty (20) Business Days to acquire outstanding shares of Company Common Stock if all of the Tender Offer Conditions are satisfied, but the number of shares of Company Common Stock that have been validly tendered and not properly withdrawn in the Offer, together with any shares of Company Common Stock then owned by Parent, is less than 90% of the outstanding shares of Company Common Stock. Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or of the SEC Staff applicable to the Offer.
          (d) If at any scheduled Expiration Date, (i) the Tender Offer Conditions set forth in clauses (ii), (iii)(a) or (iii)(f) of Annex A (collectively, the “Regulatory Conditions”) shall not have been satisfied or waived and (ii) the failure to satisfy the Regulatory Conditions is not a result of the Company having failed to comply with any of its covenants and agreements contained in this Agreement, then Parent and Merger Sub shall extend the Expiration Date one or more times for up to ten (10) Business Days on any single occasion as may be requested by the Company, provided that in no event shall Parent and Merger Sub be required to extend the Expiration Date pursuant to this Section 1.01(d) beyond the End Date.
          (e) If at any scheduled Expiration Date, the Tender Offer Conditions set forth in clauses (iii)(b), (iii)(c), (iii)(d) or (iii)(e) of Annex A (collectively, the “Absence of Breach Conditions”) shall not have been satisfied or waived, then at the request of the Company, to the extent that the Company is entitled pursuant to Section 8.01(c) to attempt to cure such breach of its representations and warranties or failure to perform any covenant or agreement contained in this Agreement, and the cure of such breach or failure would result in the satisfaction of the

Absence of Breach Conditions, Parent and Merger Sub shall extend the Expiration Date until the date of the expiration of the cure period set forth in Section 8.01(c) or such earlier date as may be specified by the Company in its request.
          (f) If at any scheduled Expiration Date, (i) the Minimum Condition has not been satisfied, (ii) the failure to achieve the Minimum Condition is not a result of the Company having failed to comply with any of its covenants and agreements contained in this Agreement and (iii) the Tender Offer Conditions (other than the Minimum Condition) have been satisfied or, if not then satisfied, either (A) are reasonably capable of being satisfied within five (5) calendar days or (B) are unsatisfied (or not reasonably capable of being satisfied) as a result of a material breach of this Agreement by Parent or Merger Sub, then at the request of the Company, Parent and Merger Sub shall extend the Expiration Date up to two (2) times for ten (10) Business Days for each such period.
          (g) If prior to the Expiration Date, the Company receives a Takeover Proposal (or a revision to a previously received Takeover Proposal) that is still pending and not withdrawn as of the Expiration Date, then at the request of the Company, Parent and Merger Sub shall extend the Expiration Date so that the Expiration Date does not occur until the later of the date that is ten (10) Business Days following the date of the Company’s initial receipt of such Takeover Proposal (or such revision to a previously received Takeover Proposal).
          (h) Subject to the terms and conditions set forth in this Agreement and satisfaction or waiver of all the Tender Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, promptly after the Expiration Date, accept for payment and pay for (after giving effect to any required withholding of Taxes under applicable Law) all shares of Company Common Stock that have been validly tendered and not properly withdrawn pursuant to the Offer. If Merger Sub shall commence a subsequent offering period in connection with the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and promptly pay for (after giving effect to any required withholding Tax) all additional shares of Company Common Stock validly tendered during such subsequent offering period. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any and all shares that Merger Sub becomes obligated to purchase pursuant to the Offer.
     Section 1.02. Company Action.
          (a) The Company hereby approves of and consents to the Offer, and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has, subject to the terms and conditions set forth in this Agreement, unanimously (i) approved and adopted this Agreement and declared this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement (the “Transactions”) advisable and in the best interests of the Company Stockholders; (ii) taken all action necessary to render the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL, if applicable, inapplicable to each of the Offer and the Merger; and (iii) resolved to recommend that the Company Stockholders accept the Offer, that the Company Stockholders tender their shares of Company Common Stock in the Offer to Merger Sub, and that the Company Stockholders adopt this Agreement and the Merger to the extent required by applicable Law (the

“Company Recommendation”). The Company consents to the inclusion of the Company Recommendation in the Offer Documents, subject to Section 5.02.
          (b) Subject to Section 5.02, the Company hereby agrees to file with the SEC, as promptly as practicable on the day that the Offer is commenced, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) that contains the Company Recommendation and cause the Offer Documents and the Schedule 14D-9 to be disseminated to the Company Stockholders, as and to the extent required by, and in accordance with the applicable requirements of the U.S. federal securities Laws. Parent, Merger Sub and their counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto in advance of their filing with the SEC or dissemination to the Company Stockholders and the Company shall (i) provide Parent, Merger Sub and their counsels with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or the SEC Staff with respect to the Offer as promptly as practicable after the receipt thereof, (ii) consult in good faith with Parent, Merger Sub and their counsels prior to responding to any such comments, and (iii) provide Parent, Merger Sub and their counsels with a copy of any written responses thereto and telephonic notification of any oral responses thereto made by the Company or its counsel. The Schedule 14D-9 shall comply in all material respects with the applicable U.S. federal securities Laws and, on the date first filed with the SEC, on the date first published, sent or given to the Company Stockholders and upon consummation of the Offer (including all applicable extensions and subsequent offering periods), shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9. The Company, Parent and Merger Sub each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders to the extent required by applicable Law.
          (c) In connection with the Offer and the Merger, the Company promptly will furnish (or cause its transfer agent to furnish) Parent and Merger Sub with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer files containing the names and addresses of the Company Stockholders, each as of the most recent practicable date, and shall furnish Merger Sub with such additional information and assistance (including but not limited to updated lists of the Company Stockholders, mailing labels and lists of securities positions and non-objecting beneficial owner lists) as Merger Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock. Except as required by applicable Law, and except as necessary to communicate the Offer, the Merger or the Transactions to the Company Stockholders, Parent and Merger Sub (and their respective representatives) shall hold in confidence the information contained in any such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated or the Offer is otherwise terminated, will deliver to the Company all copies of such information, labels, listings and files then in their possession.
          (d) The Company hereby grants to Merger Sub an irrevocable option (the “Merger Option”) to purchase up to that number of newly issued shares of Company Common Stock (the “Merger Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Merger Sub immediately following consummation of the Offer (including all applicable extensions and subsequent offering periods), shall constitute one share more than 90% of the shares of Company Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Merger Option Shares) for consideration equal to the Offer Price per Merger Option Share; provided, that the Company shall only be required to issue up to that number of Merger Option Shares that would not require a vote of the Company Stockholders to authorize the issuance of such shares of capital stock under the rules of the NASDAQ Stock Market (“NASDAQ”). The Merger Option shall be exercisable only after the purchase of and payment for shares of Company Common Stock pursuant to the Offer by Merger Sub.
          (e) In the event that Merger Sub desires to exercise the Merger Option, Merger Sub shall give the Company two (2) Business Day’s prior written notice specifying the number of shares of Company Common Stock that are or will be owned by Parent and Merger Sub immediately following consummation of the Offer and specifying a place and a time for the closing of the purchase of the Merger Option Shares. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying the number of Merger Option Shares. At the closing of the purchase of the Merger Option Shares, Merger Sub shall deliver to the Company the product of (i) the number of Merger Option Shares and (ii) the Offer Price (the “Merger Option Purchase Price”), which shall be paid, at the election of Merger Sub, in cash (by wire transfer or cashier’s check) or by delivery of a promissory note with a principal amount equal to the Merger Option Purchase Price, guaranteed by Parent, with a market interest rate, and with other terms and conditions such that the fair value of the note will be equal to the Merger Option Purchase Price, as determined in good faith by the Independent Incumbent Directors.
     Section 1.03. Board of Directors.
          (a) Promptly upon the acceptance for payment of shares of Company Common Stock by Merger Sub pursuant to and in accordance with the terms of the Offer (the “Appointment Time”) and from time to time thereafter, and subject to Section 1.03(c), Merger Sub shall be entitled to designate up to such number of directors, rounded to the next whole number, on the Board of Directors of the Company as will give Merger Sub representation on the Board of Directors of the Company equal to the product of (i) the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.03) and (ii) the percentage that such number of shares of Company Common Stock beneficially owned by Merger Sub bears to the total number of shares of Company Common Stock then outstanding, and the Company shall, upon Merger Sub’s request, promptly take all actions necessary to enable and cause Merger Sub’s designees to be so elected to the Board of Directors of the Company, including, if necessary, seeking the resignations of one or more existing directors or increasing the size of the Board of Directors. At such times, subject to Section 1.03(c) and to the extent permitted by applicable Law and the rules of the SEC and NASDAQ, the Company will cause the individuals designated by Merger Sub to constitute the number of members of each committee of the Board of Directors of the Company, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Board of Directors of the Company, other than any committee of the Board of Directors of the Company established to take action under this Agreement, which committee shall be composed only of Independent Incumbent Directors.
          (b) The Company’s obligation to appoint Merger Sub’s designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required pursuant to Section 14(f) and Rule 14f-1in order to fulfill its obligations under this Section 1.03 and the U.S. federal securities Laws. Parent and Merger Sub shall provide to the Company any information with respect to itself, its officers, directors, designees and Affiliates required by Section 14(f) and Rule 14f-1.
          (c) In the event that Merger Sub’s designees are elected or designated to the Board of Directors of the Company, then, until the Effective Time, the Company shall use reasonable efforts to cause the Board of Directors of the Company to have at least three directors who are (i) directors on the date of this Agreement, and (ii) independent directors for purposes of the continued listing requirements of NASDAQ and the SEC rules and regulations (such directors, the “Independent Incumbent Directors”); provided, however, that, if any Independent Incumbent Director is unable to serve due to death or disability or any other reason, the remaining Independent Incumbent Directors shall be entitled to designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided, each such individual meets the independence requirements of the rules and regulations of the SEC and NASDAQ) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Incumbent Director (or Independent Incumbent Directors) for purposes of this Agreement. If no Independent Incumbent Director remains prior to the Effective Time, a majority of the members of the Board of Directors of the Company shall be entitled to designate three persons to fill such vacancies; provided, that such individuals shall meet the independence requirements of the rules and regulations of the SEC and NASDAQ, and such persons shall be deemed Independent Incumbent Directors for purposes of this Agreement. Following the Appointment Time and prior to the Effective Time, in addition to any other approval required by applicable Law, without the approval of the Independent Incumbent Directors, the Company shall not approve or authorize (i) any termination or amendment of this Agreement that is adverse to the Company Stockholders (other than Parent or Merger Sub), (ii) any extension by the Company of the time for the performance of any of the obligations or other acts of Merger Sub or Parent, (iii) any waiver of any of the Company’s rights under this Agreement or (iv) any other action adversely affecting the rights of the Company Stockholders (other than Parent or Merger Sub).

ARTICLE II
THE MERGER; EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
     Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the Laws of the State of Delaware as a wholly owned subsidiary of Parent, as the surviving corporation of the Merger (the “Surviving Corporation”).
     Section 2.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII, at the offices of Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
     Section 2.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
     Section 2.04. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 2.05. Certificate of Incorporation and Bylaws.
     At the Effective Time:
          (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law.
          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     Section 2.06. Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.
     Section 2.07. Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.
     Section 2.08. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.
     Section 2.09. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company Stockholders, or any holder of shares of capital stock of Parent or Merger Sub:
          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Any shares of Company Common Stock that are owned by a wholly owned Subsidiary of Parent (other than Merger Sub) shall remain outstanding after the Effective Time, appropriately adjusted such that such Subsidiary owns the same percentage of the Company after the Merger as it owned immediately prior to the Merger.
          (c) Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or to remain outstanding in accordance with Section 2.09(b) and any Dissenting Shares) shall be converted into the right to receive an amount of cash, without interest, equal to the Offer Price, payable to the holder thereof (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration paid in consideration therefor upon surrender of such interest in accordance with Section 2.10(b). The right of any Company Stockholder to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding of Taxes that is required under applicable Law.
          (d) Dissenting Shares.
               (i) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Dissenters’ Provisions”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Dissenters’ Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters’ Provisions, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration (payable without any interest thereon).
               (ii) The Company shall promptly notify Parent of any demands received by the Company for dissenter’s rights of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
     Section 2.10. Exchange of Shares.
          (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration for the benefit of the holders of (i) certificates representing shares of Company Common Stock (the “Certificates”) and (ii) shares of uncertificated Company Common Stock (“Uncertificated Shares”) outstanding immediately prior to the Effective Time. At the Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Exchange Agent, for the benefit of the holders of the Certificates and the Uncertificated Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.09(c). Any funds deposited with the Exchange Agent pursuant to this Section 2.10(a) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall not be used for any other purpose.
          (b) Exchange Procedures. Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each Company Stockholder of record whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and

which shall be in customary form and contain customary provisions) and (ii) instructions to effect the surrender of the Certificates or transfer of the Uncertified Shares in exchange for the Merger Consideration. Each Company Stockholder of record shall, upon surrender or transfer to the Exchange Agent of the Company Common Stock, together with such duly executed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 2.09(c). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.10(b) may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.10(b), each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon surrender. No interest shall be paid or will accrue on any payment to holders of Certificates or Uncertificated Share pursuant to the provisions of this Article II.
          (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock outstanding immediately prior to the Effective Time.
          (d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Company Stockholders on the date that is one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration in accordance with this Article II.
          (e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any funds from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (f) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of, or guaranteed by, the United States or of any agency thereof and backed by the full faith and credit of the United States, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank that are then publicly available at the SEC or otherwise). Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses), the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in the amount required to fully satisfy such cash payment obligations.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.
          (h) Withholding Rights. Each of Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as (a) disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, any Quarterly Report on Form 10-Q or any Current Report on Form 8-K filed by the Company since then and prior to the date of this Agreement (other than any disclosures set forth in any “risk factors” or in any “forward-looking” statements) or (b) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of the Agreement and disclosure made pursuant to any section of the Company Disclosure Schedule shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent.
     Section 3.01. Organization and Qualification; Subsidiaries.
          (a) The Company and each Subsidiary of the Company (collectively, the “Company Subsidiaries”) is a corporation duly formed, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its formation. The Company and each Company Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary is duly qualified as a foreign corporation or limited liability company to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.
          (b) Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of each Company Subsidiary, together with the jurisdiction of formation of each Company Subsidiary and the percentage of the outstanding equity interests of each Company Subsidiary owned by the Company and, to the Knowledge of the Company, each other Person. Except for the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity.
     Section 3.02. Certificate of Incorporation and Bylaws. The Company has furnished to Parent and Merger Sub a complete and correct copy of the Company’s certificate of incorporation (the “Company Certificate”) and the bylaws (the “Company Bylaws”) and the certificate of incorporation and the bylaws of each Company Subsidiary in full force and effect as of the date of this Agreement. Neither the Company nor any Company Subsidiary is in material violation of any provision of its certificate of incorporation or bylaws.
     Section 3.03. Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of December 6, 2007, (i) 36,002,879 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Preferred Stock are issued and outstanding, (iii) no shares of Common Stock or Preferred Stock were held in the treasury of the Company, and (iv) 1,005,204 shares of Common Stock were reserved for issuance pursuant to the Stock Plans.
          (b) Section 3.03(b) of the Company Disclosure Schedule sets forth the name of each holder of an outstanding Company Stock Option, Service-Based Restricted Stock Unit or Performance-Based Restricted Stock Unit together with the number of shares of Common Stock issuable thereunder or the number of units, as the case may be, and where applicable, the grant date, exercise price, expiration date and the vesting schedule. Except as set forth on Section 3.03(b) of the Company Disclosure Schedule, there are no options, warrants, restricted stock, convertible securities, calls, preemptive rights, rights of first refusal or other rights, or agreements or commitments of any nature obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company (“Company Stock-Based Awards”).

          (c) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock of, or other equity interests in, the Company or any Company Subsidiary. To the Knowledge of the Company, there are no stockholders agreements, voting trusts or other agreements or understandings relating to voting of any shares of Common Stock or granting to any Person the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company.
          (d) Each outstanding share of capital stock of, or other equity interest in, each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.03(d) of the Company Disclosure Schedule, each such share or other equity interest that is owned directly or indirectly by the Company is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, rights of first offer, charges and other encumbrances of any nature whatsoever (collectively, “Liens”).
     Section 3.04. Authority Relative to the Transactions. The Company has the corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement and the approval of the Merger by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or to consummate the Transactions (other than the adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon and the filing of the Certificate of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles).
     Section 3.05. No Conflict; Required Filings and Consents.
          (a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained or taken and all filings and obligations described in Section 3.05(b) have been made or fulfilled, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) except as set forth in Section 3.05(a) of the Company Disclosure Schedule, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or cancellation of, or to the Knowledge of the Company, result in the creation or imposition of a Lien on any property or asset of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (“Contract”), except, with respect to clauses (ii) and (iii) of this Section 3.05(a), to the extent any such conflicts, violations, breaches, defaults or other occurrences would not reasonably be expected to have a Material Adverse Effect.
          (b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, instrumentality or commission, or any court, tribunal, or judicial or arbitral body (each, a “Governmental Authority”), except for (i) applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, (ii) requirements under the rules of NASDAQ, (iii) the filing and recordation of the Certificate of Merger and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.06. Compliance with Laws; Permits.
          (a) The Company and each Company Subsidiary is in compliance with all Laws applicable to the Company or such Company Subsidiary or by which any property or asset of the Company or such Company Subsidiary is bound or affected, except where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, there are no material proceedings pending before any Governmental Authority or, to the Knowledge of the Company, any pending or threatened inquiries or investigations or threatened proceedings by any Governmental Authority with respect to the Company or any Company Subsidiaries.
          (c) The Company and each Company Subsidiary has all permits, licenses, certifications, registrations, approvals, franchises and any other authorizations necessary for the Company or such Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (each, a “Permit” and collectively, the “Permits”), except where the failure to have any Permit would not reasonably be expected to have a Material Adverse Effect. No suspension, cancellation or materially adverse modification of any Permit is pending or, to the Knowledge of the Company, threatened. The Company and each Company Subsidiary is in material compliance with the terms of the Permits.
          (d) To the Knowledge of the Company, neither the Company nor any Company Subsidiary (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, or any similar state Law, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act) or (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance.
     Section 3.07. SEC Filings; Financial Statements; Undisclosed Liabilities.
          (a) The Company has filed with or furnished to, as applicable, the SEC all forms, reports, statements, schedules and other documents required to be filed or furnished by it pursuant to the U.S. securities Laws and the rules and regulations thereunder (collectively, the “SEC Reports”). The SEC Reports (i) were prepared and complied with in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports. No Company Subsidiary is required to file any form, report or other document with the SEC.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, as amended or supplemented, including any amendments or restatements thereto, was prepared in all material respects in accordance with published rules and regulations of the SEC (including Regulation S-X) and United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that the unaudited interim statements are subject to normal and recurring year-end adjustments, none of which were, or are expected to be, material in amount.
          (c) Except as set forth in Section 3.07(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has, as of the date of this Agreement, any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries, except (i) liabilities reflected, reserved for or disclosed in the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, contained in the SEC Reports, (ii) liabilities incurred or accrued in the ordinary course of business consistent with past practice, (iii) liabilities incurred in connection with the Transactions, and (iv) liabilities that would not reasonably be expected to have a Material Adverse Effect.
     Section 3.08. Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Company Disclosure Schedule or as contemplated by this Agreement, between the date of the most recent financial statements contained in the SEC Reports and the date of this

Agreement, (a) the Company and each Subsidiary has conducted its business in the ordinary course of business consistent with past practice and (b) there has not been any Material Adverse Effect.
     Section 3.09. Litigation. Except as set forth in Section 3.09 of the Company Disclosure Schedule, as of the date of this Agreement there is no suit, claim, action, proceeding or, to the Knowledge of the Company, investigation (“Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, except for Actions that, if determined adversely to the Company or any Company Subsidiary, would not reasonably be expected to have a Material Adverse Change.
     Section 3.10. Labor and Employment Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union Contract applicable to employees of the Company or any Company Subsidiary, (b) to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any employees of the Company or any Company Subsidiary or any current union representation questions involving such employees, (c) there is no labor strike, controversy, slowdown, work stoppage or lockout occurring, or, to the Knowledge of the Company, threatened by or with respect to any employees of the Company or any Company Subsidiary, (d) to the Knowledge of the Company, there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority, (e) to the Knowledge of the Company, no charges with respect to or relating to the Company or any Company Subsidiary are pending before the Equal Employment Opportunity Commission or any other Governmental Authority, and (f) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any current or former employees of the Company or any Company Subsidiary.
     Section 3.11. Employee Benefit Plans.
          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), (iii) other bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option, vacation pay, sick pay or other fringe benefit plan, employment, consulting, severance, retention, termination or change-of-control agreements, arrangements or understandings, or practice maintained or contributed to by the Company or any Company Subsidiary for the benefit of any of the current or former employees directors or officers of the Company or any Company Subsidiary or any of their dependents (collectively, the “Employees”), or with respect to which the Company or any Subsidiary has any liability (collectively, the “Benefit Plans”). The Company has furnished or made available to Parent and Merger Sub correct and complete copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to each Benefit Plan (if applicable) (and all attachments thereto), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) the trust agreement relating to each Benefit Plan, (v) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (and if a prototype plan, an opinion letter), if any, received from the Internal Revenue Service.
          (b) None of the Benefit Plans is, and none of the Company or any ERISA Affiliate has ever maintained or had an obligation to contribute to, (i) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) and Code Section 414(j), (ii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of Section 4063 or 4064 of ERISA or Code Section 413(c))), (iii) a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) or (iv) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). For purposes of this Agreement, the term “ERISA Affiliate” means any Person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          (c) Except as would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan and all related trusts, insurance contracts and funds has been maintained, funded and administered in accordance with the terms of such Benefit Plan and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws.
          (d) To the Knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any Company Subsidiary or the Employees to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or (ii) any material liability under Section 502(i) or Section 502(l) of ERISA. As of the date of this Agreement, with respect to any Benefit Plan: (A) no material filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (B) to the Knowledge of the Company, there is no action, suit, investigation, inquiry or claim pending, other than routine claims for benefits, with respect to any Benefit Plan, except as would not reasonably be expected to give rise to any material liability.
          (e) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans to certain holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”) (with all such plans and arrangements being collectively referred to as the “Arrangements”). The Company represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company also represents and warrants that (A) the adoption, approval, amendment or modification of each Arrangement since the discussions relating to the Transactions between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (B) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Board of Directors of the Company, the compensation committee of the Board of Directors of the Company or its independent directors. A true and complete copy of any resolutions of any committee of the Board of Directors of the Company reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to Parent prior to the execution of this Agreement.
          (f) Each of the Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and a favorable determination or opinion letter to that effect has been issued by the Internal Revenue Service with respect to each such Benefit Plan, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Benefit Plan under Section 401(a) of the Code or require the filing of a submission under the Internal Revenue Service’s employee plans compliance resolution system or the taking of other corrective action pursuant to such system in order to maintain the qualified status of such Benefit Plan.
          (g) Each Benefit Plan that provides deferred compensation subject to Section 409A of the Code complies or has been operated in good faith compliance with Section 409A of the Code (and has so complied or been operated in good faith compliance for the entire period during which Section 409A of the Code has applied to such Benefit Plan). None of the transactions contemplated by this Agreement or any other agreement referred to in this Agreement will constitute or result in a violation of Section 409A of the Code.
     Section 3.12. Title to Assets; Real Property.
          (a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, the Company or a Company Subsidiary has good and marketable title to all material assets owned by the Company and the Company Subsidiaries (the “Owned Assets”), free and clear of all Liens, other than (i) Liens for current Taxes not yet past due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings and as would not reasonably be expected to have a Material Adverse Effect, (ii) mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or a Company Subsidiary consistent with past practice and (iv) all matters of record, Liens and other imperfections of title and encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect ((i)-(iv), collectively, “Permitted Liens”). Neither the Company nor any Company Subsidiary owns, or has owned in the past, any real property.
          (b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company or a Company Subsidiary has a good and valid leasehold interest in each parcel of real property leased by the Company or the Company Subsidiaries (the “Leased Real Property”). Each parcel of Leased Real Property is set forth on Section 3.12(b) of the Company Disclosure Schedule. To the Knowledge of the Company, (i) the Company or a Company Subsidiary has the right to use and occupancy of the Leased Real Property for the full term of the lease or sublease relating thereto, (ii) each such lease or sublease is a legal, valid and binding obligation, enforceable in accordance with its terms, of the Company or a Company Subsidiary and the other parties thereto, and the Company and the Company Subsidiaries have not received notice of any default (with or without notice or lapse of time, or both) with respect to such lease or sublease, and (iii) except as set forth in Section 3.12(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby.
          (c) To the Knowledge of the Company, there are no pending or threatened condemnation proceedings with respect to the Owned Assets or Leased Real Property.
     Section 3.13. Intellectual Property.
          (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of U.S. and foreign (i) issued patents and pending patent applications, (ii) trademark registrations and pending applications, (iii) Internet domain name registrations, (iv) and copyright registrations and pending applications, in each case that are owned by the Company or any Company Subsidiary.
          (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, the Company or a Company Subsidiary owns or has the right to use all material Intellectual Property used to conduct their respective businesses.
          (c) To the Knowledge of the Company, except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Section 3.13(c) of the Company Disclosure Schedule, the businesses of the Company and the Company Subsidiaries do not infringe or otherwise violate any third party’s Intellectual Property rights, and there is no such claim pending or threatened against the Company or any Company Subsidiary.
          (d) The Company and the Company Subsidiaries take commercially reasonable measures to protect the confidentiality of their material trade secrets and to prevent unauthorized access to material trade secrets.
     Section 3.14. Taxes.
          (a) The Company and the Company Subsidiaries have timely filed all Tax Returns required to be filed by them, and all such Tax Returns are correct and complete in all material respects. All Taxes due and payable by the Company and the Company Subsidiaries (whether or not shown on filed Tax Returns) have been timely paid. Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes upon any property or assets of the Company or the Company Subsidiaries, except (i) liens for Taxes not yet due and payable and (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.

          (b) Proper accruals pursuant to GAAP have been established (and until the Closing Date will be maintained) on the Company’s consolidated financial statements adequate to pay all Taxes of the Company and the Company Subsidiaries not yet due and payable.
          (c) Except as set forth Section 3.14(c) of the Company Disclosure Schedule, (i) no deficiencies for Taxes with respect to the Company or any Company Subsidiary has been claimed, proposed or assessed by a Taxing Authority in writing, (ii) no audit, examination, investigation or other proceeding for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary is being conducted by any Taxing Authority and neither the Company nor any Company Subsidiary has received notification in writing that any such audit, examination, investigation or other proceeding is pending, and (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Sections 162(m) or 280G of the Code (or any corresponding provision of state, local or foreign Tax Law).
          (e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (f) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.
          (g) During the two (2) year period ending on the Closing Date, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
          (h) Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).
     Section 3.15. Regulatory Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since July 26, 2005:
          (a) All pharmaceutical products that are subject to the jurisdiction of the Food and Drug Administration (the “FDA”) have been or are being developed, labeled, stored, tested, marketed, promoted and distributed in compliance with all applicable requirements under the Federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Public Health Service Act (42 U.S.C. §§ 201, et seq.), and the Federal Trade Commission Act (15 U.S.C. §§ 41 et seq.), and all regulations promulgated under those statutes (the “Drug or Health Laws”).

          (b) The Company has complied with all applicable Drug or Health Laws in connection with the preparation of and submission to the FDA of each of the NDAs relating to the Company’s pharmaceutical products. With respect to each NDA, the Company has not received any notice that has, or reasonably should have, led the Company to believe that any of the NDAs is not currently effective. Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, with respect to each NDA, the Company has filed with the FDA all required notices, supplemental applications, update reports, and annual or other reports or documents, including adverse experience reports.
          (c) All clinical trials relating to pharmaceutical products conducted by or on behalf of the Company and the Company Subsidiaries have been, and are being, conducted in compliance with the requirements of the FDA’s Good Clinical Practice regulations, and all applicable similar requirements in other jurisdictions, and all requirements relating to protection of human subjects under any applicable Drug or Health Laws.
          (d) The Company is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207.
          (e) All manufacturing operations relating to pharmaceutical products and conducted by the Company and the Company Subsidiaries have been and are being, to the extent required by Law, conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug products and all applicable similar foreign regulatory requirements of any Governmental Authority.
          (f) Except as set forth on Section 3.15(f) of the Company Disclosure Schedule, no pharmaceutical product of the Company has been recalled, suspended, seized, or discontinued, as a result of any action by the FDA, or has been the subject of a field alert report, FDA notice of adverse findings, Warning Letter, or similar action or communication from the FDA relating to the Company’s pharmaceutical products or business operations.
          (g) The Company has not received, and to the Knowledge of the Company no licensor or distribution partner of a pharmaceutical product of the Company has received, any notice from the FDA that it has commenced, or threatened to initiate, any Action to withdraw approval, place sales or marketing restrictions on, or request the recall of any pharmaceutical product of the Company, or that it has commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any pharmaceutical product of the Company.
          (h) The Company has made available to Parent complete and correct copies of the NDAs for the Company’s pharmaceutical products, where applicable, including both hard copies and electronic copies, if any.
          (i) Neither the Company nor any of the Company Subsidiaries is the subject of any investigation pending or threatened in writing by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or by any other comparable Governmental Authority to invoke substantially similar policies. Neither the Company, nor any of the Company Subsidiaries, nor any officer, key employee or agent of the Company or any of the Company Subsidiaries, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a, program exclusion under 42 U.S.C. § 1320a-7 or 31 U.S.C. §§ 3729 et seq., or any similar remedies under state Laws.
     Section 3.16. Environmental Matters.
          (a) As used in this Agreement, “Environmental Laws” shall mean all Laws concerning pollution or protection of health or the environment, as the foregoing are enacted or in effect, on or prior to the date hereof, including, without limitation: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq.; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); and (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.).
          (b) Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Section 3.16(b) of the Company Disclosure Schedule, (i) the Company and the Company Subsidiaries have materially complied and are in material compliance with all Environmental Laws and all Permits required under Environmental Laws applicable to their operations, properties, facilities and businesses as presently or previously conducted or operated; (ii) neither the Company nor any Company Subsidiary has received any notice, report or other information regarding any violation of, or liability under, Environmental Laws with respect to its past or current operations, properties or facilities; (iii) neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company any predecessor or affiliate of the Company or the Company Subsidiaries, has generated, handled, used, treated, stored, disposed of, arranged for the disposal of, transported, or Released any Hazardous Materials, at or from the Company’s or the Company Subsidiaries’ properties or facilities, in each case, in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental Laws.
          (c) (i) To the Knowledge of the Company, there are no underground storage tanks (“USTs”) located in, at, on or under any Leased Real Property and (ii) each of those USTs is in compliance with all Environmental Laws.
          (d) To the Knowledge of the Company, except in compliance with Environmental Laws, there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products contain PCBs, lead paint or asbestos, located in, at on, or under the Leased Real Property (including any building, structure or other improvement that is part of the Leased Real Property).
          (e) The Company has provided Parent with copies of all material environmental reports, studies, assessments and audits in the possession or control of the Company with respect (i) to the presence of Hazardous Materials on, in or under the Leased Real Property, (ii) to past or present conditions relating to the Company’s business or any Leased Real

Property, (iii) to the compliance of the Company or any of the Leased Real Property with any Environmental Law, or (iv) to any potential or actual liability of the Company or the Leased Real Property under any Leased Real Property or with respect to any Hazardous Materials.
     Section 3.17. Material Contracts. All contracts to which the Company or any Company Subsidiary is a party as of the date hereof or to which any of their respective properties or assets is subject as of the date hereof that are required, pursuant to Item 601 of Regulation S-K under the Exchange Act, to be filed as an exhibit to any SEC Reports have been filed as an exhibit to such SEC Reports (such filed contracts, the “Material Contracts”). Except as set forth in Section 3.17 of the Company Disclosure Schedule, to the Knowledge of the Company, all of the Material Contracts are valid and in effect, except to the extent they have previously expired or terminated in accordance with their terms and except for any invalidity or failure to be in effect that has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.16 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Company Subsidiary is in violation of or default under any Material Contract, except for such violations or defaults that have not had and would not reasonably be expected to have a Material Adverse Effect.
     Section 3.18. Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company or any Company Subsidiary. With respect to each such insurance policy, except as would not reasonably be expected to have a Material Adverse Effect: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default under the policy and (iii) no notice of cancellation or termination has been received other than in connection with ordinary renewals.
     Section 3.19. Information in Offer Documents. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, on the date that such document is first mailed to the Company Stockholders and during the pendency of the Offer and the subsequent offering period, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act.
     Section 3.20. Required Stockholder Vote. If required by applicable Law to approve the Merger, the adoption of this Agreement at the Company Stockholders’ Meeting by the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Company Stockholders’ Meeting (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s securities necessary to adopt and approve this Agreement, the Merger and the other Transactions.

     Section 3.21. Opinion of Financial Advisor. The Company has received the written opinion of Morgan Stanley (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, each of the Offer Price and the Merger Consideration is fair, from a financial point of view, to the Company Stockholders.
     Section 3.22. Brokers. Except for the engagement of the Financial Advisor, none of the Company, the Company Subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any brokerage, finder’s or other fee or commission in connection with the Transactions. The Company has furnished or made available to Parent and Merger Sub a complete and correct copy of all agreements between the Company and any broker, finder or investment banker, including the Financial Advisor, pursuant to which such firms would be entitled to any payment relating to the Transactions.
     Section 3.23. Takeover Statutes. The Board of Directors of the Company have taken (and not revoked) all action necessary to exempt the Offer, the Merger Option and the Merger from the application of the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL.
     Section 3.24. Accounting Controls and Disclosure Controls. The Company and each Company Subsidiary maintains systems of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remedied) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company has made the evaluations of the Company’s disclosure controls and procedures required under Rule 13a-15 under the Exchange Act and such disclosure controls and procedures are effective.
     Section 3.25. Related Party Transactions.
          (a) Except as set forth in Section 3.26(a) of the Company Disclosure Schedule, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Company Affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts that would be required to be disclosed under Item 402 of Regulation S-K).
          (b) As of the date hereof, no Company Affiliate is an officer, director, employee or consultant of, any Person which is a material competitor, lessor, lessee, customer or supplier of the businesses of the Company or any Company Subsidiary, as currently conducted.

No Company Affiliate (i) has any right, title, or interest in any technology used or held for use in the conduct of the businesses of the Company or any Company Subsidiary, as currently conducted; (ii) has, as of the date hereof, commenced any proceeding or made any claim against the Company or any Company Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any Benefit Plan and similar matters and agreements existing on the date hereof; or (iii) has, as of the date hereof, made, on behalf of the Company or any Company Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any Company Affiliate, or, to a relative of any Company Affiliate, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant (which representations and warranties shall be deemed to include the disclosure specified in the Parent Disclosure Schedule) to the Company as follows:
     Section 4.01. Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.02. Charter Documents and Bylaws. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Parent in full force and effect as of the date hereof. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub in full force and effect as of the date hereof. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.
     Section 4.03. Authority Relative to this Agreement. Each of Parent and Merger Sub has the corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing of the Certificate of Merger). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against them in accordance with its terms (except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles).
     Section 4.04. No Conflict; Required Filings and Consents.
          (a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent, (ii) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of Parent (including Merger Sub), (iii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or fulfilled, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its subsidiaries is bound or affected, (iv) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or cancellation of, or to the Knowledge of Merger Sub or Parent, result in the creation or imposition of a Lien on any property or asset of Parent or Merger Sub pursuant to, any material Contract, except, with respect to clauses (ii), (iii) and (iv) of this Section 4.04(a), to the extent any such conflicts, violations, breaches, defaults, or other occurrences would not reasonably be expected to have a Parent Material Adverse Effect.
          (b) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) applicable requirements, if any, of the HSR Act, the Exchange Act, the Securities Act, and the rules and regulations thereunder, (ii) requirements under the rules of the London Stock Exchange, (iii) the filing and recordation of the Certificate of Merger and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.05. Brokers. Except as set forth in Section 4.05 of the Parent Disclosure Schedule, no broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or any of its Subsidiaries.
     Section 4.06. Litigation. There is no Action pending or, to the Knowledge of Merger Sub or Parent, threatened against Parent or any of its Subsidiaries, except for Actions that, if determined adversely to Parent or any of its Subsidiaries, would not reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.07. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement will, on the date that such document is first mailed to the Company Stockholders and during the pendency of the Offer and the subsequent offering period, if any (in the case of the Offer Documents and the Schedule 14D-9) and at the time of the Company Stockholders’ Meeting, if any (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.
     Section 4.08. Stock Ownership. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company, as defined by Section 203 of the DGCL.
     Section 4.09. Sufficient Funds.
          (a) Parent or Merger Sub has or will have as of the Appointment Time and the Closing sufficient cash available, directly or through one or more Affiliates, to pay the aggregate Offer Price and the aggregate Merger Consideration and there is no restriction on the use of such cash or cash equivalents for such purpose.
          (b) Prior to the date hereof, Parent has delivered to the Company a true, complete and correct copy of an executed facility agreement dated as of the date hereof by and among Parent, Reckitt Benckiser Treasury Services PLC (“RBTS”), Barclays Capital and Barclays Bank PLC (the “Facility Agreement”) committing such lenders to provide to RBTS debt financing in amounts sufficient to consummate the Offer and the Merger, subject to the terms and conditions set forth therein (the “Financing”). There are no conditions precedent or other contingencies to obtaining the debt financing contemplated by the Facility Agreement other than expressly as set forth therein. As of the date hereof, to Parent’s Knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of Parent or RBTS under the Facility Agreement. Parent is not aware of any fact, occurrence or condition that makes any of the assumptions, statements, representations or warranties contained in the Facility Agreement inaccurate in any material respect or that would reasonably be expected to cause the Facility Agreement to be terminated or ineffective or any of the conditions contained therein not to be met. Parent and RBTS have fully paid any and all commitment fees or other fees required by the Facility Agreement to be paid as of the date hereof. The Facility Agreement is in full force and effect and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition thereof to the availability of funds thereunder.

ARTICLE V
COVENANTS
     Section 5.01. Conduct of Business.
          (a) Conduct of Business by the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII or the Appointment Time, except as set forth in Section 5.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent (provided that Parent shall not unreasonably delay its response to a request for consent) or as otherwise expressly permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws and to use its reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants, maintain its rights, Permits and other authorizations issued by Governmental Authorities and preserve its relationships with its customers, suppliers, licensors, licensees, landlords, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII or the Appointment Time, except as otherwise set forth in Section 5.01(a) of the Company Disclosure Schedule or as otherwise expressly permitted or required by this Agreement, the Company shall not, and shall not permit any Company Subsidiaries to, without Parent’s prior written consent:
               (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or any other form) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, (B) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the applicable Company Stock Plan or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any Company Subsidiaries and any Employees (to the extent complete and accurate copies of which have been heretofore delivered to Parent);
               (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any (A) shares of its capital stock or any other voting securities, (B) securities convertible into or exercisable for any shares of its capital stock or other voting securities, (C) rights, warrants or options to acquire any shares of its capital stock, voting securities or convertible securities, or (D) Company Stock-Based Awards, other than Company Stock-Based Awards (1) not to exceed that number disclosed in and in respect of those Persons described in Section 5.01(a)(ii) of the Company Disclosure Schedule, which shall be granted on a basis consistent with past practice or (2) granted in the ordinary course consistent with past practice to participants in the Company Stock Plans (and other than the issuance of shares of Company

Common Stock upon the exercise of Company Stock Options or upon the vesting of the Service-Based Restricted Stock Units or Performance-Based Restricted Stock Units, in each case, outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement);
               (iii) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of Company Common Stock or the capital stock of any Subsidiary of the Company;
               (iv) amend the Company Certificate or the Company Bylaws or comparable charter or organizational documents of the Company Subsidiaries;
               (v) directly or indirectly acquire (A) any Person or division, business or equity interest of any Person, by merging or consolidating with, purchasing a substantial portion of the assets of, making an investment in or capital contribution to, or by any other manner, or (B) any assets, rights or properties except for (1) capital expenditures, subject to the limitations of clause (ix) below, and (2) purchases of components, raw materials, supplies or services in the ordinary course of business consistent with past practice;
               (vi) sell, pledge, dispose of, transfer, lease, license, or otherwise encumber or subject to any Lien any material properties, rights or assets of the Company or any Company Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Appointment Time pursuant to existing Contracts or non-material leases or licenses in the ordinary course of business consistent with past practice and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (x) assets or properties of the Company or any Company Subsidiaries having a value not to exceed $10 million in the aggregate, (y) inventory that is obsolete or no longer used or useful in the conduct of the Company’s or any Company Subsidiaries’ business, as conducted in the ordinary course of business consistent with past practice, or (z) inventory in the ordinary course of business consistent with past practice;
               (vii) unless otherwise permitted under another clause of this Section 5.01(a), enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company;
               (viii) (A) redeem, repurchase, prepay, defease, cancel, incur, create, assume or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any Company Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than short-term borrowings in the ordinary course of business consistent with past practice and not exceeding $1 million in the aggregate) or (B) make any loans or advances to any other Person, other than loans in connection with relocation policy and not in excess of $1 million in the aggregate;

               (ix) make any new capital expenditure or expenditures, including capital lease obligations, exceeding $7 million in the aggregate for all payments during any “minimum term” of any Contract related to the foregoing;
               (x) except as required by Law or any judgment by a court of competent jurisdiction, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the SEC Reports filed with the SEC prior to the date of this Agreement (for amounts not in excess of such reserves), incurred since the date of such financial statements in the ordinary course of business consistent with past practice, provided that such settlements (1) shall not involve in excess of $500,000 in the aggregate, excluding workers’ compensation and employee health insurance claims, and (2) shall not be reasonably likely to have a material adverse impact (relative to the alternative of not settling) on the operations of the Company or any Company Subsidiaries, (B) waive or assign any claims or rights of material value, or (C) waive any material benefits of, agree to modify in any material respect, subject to the terms hereof knowingly fail to enforce in any material respect, or consent to any matter for which consent is required under, any material confidentiality or similar Contract to which the Company or the Company Subsidiaries is a party;
               (xi) (A) enter into, materially modify, terminate, cancel or fail to renew any Contract that is or would be a Material Contract, or waive, release or assign any material rights or claims thereunder or (B) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, that if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (1) impair in any material respect the ability of the Company or the Company Subsidiaries to perform its obligations under this Agreement, (2) prevent or materially impede, interfere with, hinder or delay the consummation of any of the Transactions or (3) impair in any material respect the ability of the Company and the Company Subsidiaries to conduct their businesses as currently conducted;
               (xii) enter into any Contract or take any action, in each case, such that consummation of the Transactions or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, result in a violation, breach of or default under (with or without notice or lapse of time, or both), give rise to a right of or result in termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, result in the creation of any Lien in or upon any of the properties, rights or other assets of the Company or the Company Subsidiaries under, require the Company or the Company Subsidiaries to license or transfer any of its Intellectual Property or other material assets under, give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;
               (xiii) except as required by applicable Law, to comply with any Benefit Plan or other existing Contract or as may be required to avoid adverse treatment under Section 409A of the Code, to: (A) adopt, enter into, terminate or amend (1) any collective bargaining agreement or Company Benefit Plan or (2) any other Contract, plan or policy between the Company or the Company Subsidiaries and Employees, except amendments in the ordinary course of business consistent with past practice with respect to Employees who are not Key Personnel, (B) grant any severance or termination pay or increase the compensation of any Employees, other than in the ordinary course of business consistent with past practice, (C) remove any existing restrictions in any Benefit Plans or awards made thereunder, (D) make any deposits or contributions of cash or other property to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Benefit Plan, other than in the ordinary course of business consistent with past practice, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan or awards made thereunder, (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined, or (G) hire or terminate (other than for cause) any Employee who is or who would upon hire be classified as Key Personnel;
               (xiv) except as required by GAAP and as advised by the Company’s independent registered public accounting firm, revalue any material assets of the Company or the Company Subsidiaries or make any material change in accounting methods, policies, principles or practices;
               (xv) perform any quarterly or other interim financial reporting close process in a manner that differs materially from past practice;
               (xvi) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company or the Company Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice and not in excess of $5 million, except as required by GAAP or as advised by the Company’s independent registered public accounting firm;
               (xvii) create any new Subsidiaries;
               (xviii) take any action that would cause any representation or warranty of the Company in this Agreement to become untrue or not accurate in a manner such that the condition set forth in clause (b) of Annex A would occur; or
               (xix) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
          (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.01(b) of the Parent Disclosure Schedule or as consented to in writing in advance by the Company or as otherwise expressly permitted or required by this Agreement, Parent and Merger Sub shall maintain their existence in good standing under applicable Law and Parent and its Subsidiaries shall continue to conduct their businesses in the ordinary course of business consistent with past practice.
          (c) Other Actions. Except as permitted by this Agreement, the Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the Tender Offer Conditions or the conditions set forth in Article VII not being satisfied.
          (d) Advice of Changes; Filings. The Company and Parent shall promptly advise the other orally and in writing if (i) any representation or warranty made by it (and in the case of Parent, made by Merger Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the Tender Offer Conditions or (ii) it (and in the case of Parent, Merger Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, and Parent shall cause Merger Sub to, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions, other than the portions of such filings that include confidential or proprietary information not directly related to the Transactions.
          (e) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (i) timely file all Tax Returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity; (ii) timely pay all Taxes due and payable; (iii) promptly notify Parent of any Actions that become pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of Tax and not settle or compromise any Tax liability without Parent’s prior written consent, which shall not be unreasonably withheld; and (iv) not make or change any Tax election, change any annual accounting period, adopt or change any accounting method or practice with respect to Taxes, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or the Company Subsidiaries, or amend any Tax Return other than with Parent’s prior written consent (which shall not be unreasonably withheld), other than in the ordinary course of business consistent with past practice, or other than as may be necessary to conform to changes in Tax Laws. Any Tax Returns described in this Section 5.01(e) shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company, except as may be necessary to conform to changes in Tax Laws. The Company shall notify Parent upon the filing of any such material Tax Return and shall make such Tax Returns available to Parent.
          (f) Approval of Compensation Arrangements. If the Company or any of the Company Subsidiaries enters into, adopts, amends, modifies or terminates any Arrangements with Covered Securityholders, all such amounts payable under such Arrangements shall (i) be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Moreover, the Company shall take all actions necessary so that, prior to the Expiration Date: (i) the adoption, approval, amendment or modification of each such Arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the Expiration Date all necessary actions by the Board of Directors of the Company, the compensation committee of the Board of Directors of the Company or its independent directors.
     Section 5.02. No Solicitation.
          (a) Except as set forth in this Section 5.02, until the earlier of the Appointment Time or the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not authorize or permit the Company Subsidiaries or any of their respective directors, officers, employees, advisors, agents, representatives or controlled Affiliates (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposal or inquiries relating thereto or the making thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with, any Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person other than Parent. The Company shall, and shall cause the Company Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished or provided to such Person in connection with the applicable Confidentiality Agreement.
     Notwithstanding anything in this Agreement, at any time prior to the Appointment Time, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to result in, a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof but was made after the date hereof and was not the result of a breach by the Company of this Section 5.02(a), the Company may, subject to compliance with Section 5.02(c), (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement (which shall permit the Company to comply with the terms of Section 5.02(c)) containing confidentiality and standstill provisions not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person and (B) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (A) and (B), the Board of Directors of the Company concludes in good faith (after consultation with its outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would constitute a breach of the directors’ fiduciary duties under applicable Law.
     The term “Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Company Subsidiary) or businesses that constitute twenty percent (20%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or twenty percent (20%) or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty percent (20%) or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or the Company Subsidiaries pursuant to which any Person or the stockholders of any Person would own twenty percent (20%) or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the Transactions.
               The term “Superior Proposal” means any Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be: (i) more favorable to the Company Stockholders from a financial point of view than the Offer and the Merger, and (ii) reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal.
          (b) Except as set forth in this Section 5.02, until the earlier of the Appointment Time or the termination of this Agreement pursuant to Article VIII, neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw, modify or qualify the Company Recommendation in any manner adverse to Parent, (B) take any other action or make any public statement in connection with the Company Recommendation, the Offer, the Merger or the Company Stockholders’ Meeting that is inconsistent with the Company Recommendation or (C) adopt or recommend, or propose publicly to adopt or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) adopt or recommend, or publicly propose to adopt or recommend, or approve the Company’s or the Company Subsidiaries’ execution or entry into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)) (an “Acquisition Agreement”).
          (c) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Appointment Time and subject to Section 5.02(d), the Board of Directors of the Company may make a Company Adverse Recommendation Change (i) not in response to a Takeover Proposal, if the Board of Directors concludes in good faith, after consultation with its outside counsel and a financial advisor of nationally recognized reputation, that the failure of the Board of Directors to make a Company Adverse Recommendation Change would constitute a breach of the directors’ fiduciary duties under applicable Law or (ii) in response to a Takeover Proposal, if the Board of Directors of the Company concludes that such Takeover Proposal constitutes a Superior Proposal, and such Takeover Proposal was not solicited after the date hereof but was made after the date hereof and was not the result of a material breach of this Section 5.02; provided that the Company’s Board of Directors shall not make any such Company Adverse Recommendation Change unless (x) the Company promptly notifies Parent in writing at least five Business Days before taking such action of its intention to do so in response to a

Takeover Proposal that constitutes a Superior Proposal, attaching the most current version of any proposed agreement or a detailed summary of the material terms of any such proposal and the identity of the offeror and (y) Parent does not make, within such five Business Day period, a firm offer that is at least as favorable to the holders of Company Common Stock as determined by the Company’s Board of Directors in good faith, as such Superior Proposal. If the Board of Directors of the Company makes a Company Adverse Recommendation Change pursuant to this Section 5.02(c), the Company may terminate this Agreement pursuant to Section 8.01(f), and enter into an Acquisition Agreement, if the Board of Directors of the Company has concluded in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal or otherwise, the failure of the Board of Directors to terminate this Agreement would constitute a breach of the directors’ fiduciary duties under applicable Law.
          (d) In addition to the obligations of the Company set forth in subsections (a) through (c) of this Section 5.02, the Company shall promptly (and in any event within 24 hours of learning of the relevant information) advise Parent orally and in writing of the receipt of any Takeover Proposal, inquiry relating thereto or request for information from any Person, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the Person making any such Takeover Proposal. The Company shall keep Parent informed in all material respects of the status and details (including any change to the material terms thereof) of any Takeover Proposal. The Company shall publicly reaffirm its adoption and recommendation of this Agreement, the Offer, the Merger and the other Transactions within five (5) Business Days of receipt of a written request by Parent to provide such reaffirmation, unless a Company Adverse Recommendation Change is permitted by Section 5.02(c).
          (e) Nothing contained in this Section 5.02 shall prohibit the Company or the Board of Directors of the Company from at any time taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or other applicable Law; provided, however, that in no event shall the Company or the Board of Directors of the Company or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.01. Company Stockholders’ Meeting; Merger Without Meeting of Company Stockholders.
          (a) If the adoption of this Agreement by the Company Stockholders is required under the DGCL in order to consummate the Merger, the Company shall prepare a proxy statement relating (together with any amendments or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the approval of the Merger and the adoption of this Agreement at the Company Stockholders’ Meeting. As promptly as practicable following the consummation of the Offer (including all applicable extensions and subsequent offering periods), but not more than five (5) Business Days after the consummation, the Company shall file the Proxy Statement with the SEC. Parent, Merger Sub and their counsel shall be given reasonable opportunity to review and comment on the Proxy Statement and any amendments thereto in advance of filing with the SEC or mailing to the Company Stockholders. Subject to Section 5.02(b), the Company shall, through the Board of Directors of the Company, recommend to the Company Stockholders adoption of this Agreement, the Merger and the Transactions, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Parent, the Company Recommendation. The Company shall use its commercially reasonable efforts to obtain and furnish the information required by applicable Law to be included in the Proxy Statement, and Parent shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with the Proxy Statement. The Company shall (i) provide Parent, Merger Sub and their counsels with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or the Staff with respect to the Proxy Statement as promptly as practicable after the receipt thereof, (ii) consult in good faith with Parent, Merger Sub and their counsels prior to responding to any such comments, and (iii) provide Parent, Merger Sub and their counsels with a copy of any written responses thereto and telephonic notification of any oral responses thereto made by the Company or its counsel. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and mailed to Company Stockholders to the extent required by applicable federal securities Laws.
          (b) If approval by the Company Stockholders is required by applicable Law to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law and the Company Certificate and Company Bylaws:
               (i) (A) promptly following the consummation of the Offer, duly set a record date for, and promptly following the Appointment Time call and give notice of a special meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of considering and taking action with respect to this Agreement (with the record date and meeting date set in consultation with Parent and it being acknowledged that (x) the record date shall be set for a time subsequent to the time that the Merger Sub becomes the record holder of the shares of Company Common Stock purchased pursuant to the Offer, and (y) the Company may set the record date prior to the date it calls and gives notice to its stockholders of the Company Stockholders’ Meeting) and (B) amend the record date and/or meeting date in consultation with Parent to the extent necessary or desirable in connection with any extension of the Offer and to assure that the terms of clause (i)(A)(x) of this Section 6.01(b) are satisfied; and
               (ii) as soon as reasonably practicable following the Appointment Time and the record date, (A) cause the definitive Proxy Statement to be mailed to the Company Stockholders, (B) subject to the right of the Board of Directors of the Company to make a Company Adverse Recommendation Change pursuant to Section 5.02, use its commercially reasonable efforts to assist Parent and Merger Sub to solicit from the Company Stockholders proxies approving the Merger and adopting this Agreement and (C) convene and hold the Company Stockholders’ Meeting and subject to the right of the Board of Directors of the Company to make a Company Adverse Recommendation Change pursuant to Section 5.02, take all other action reasonably necessary or advisable to assist Parent and Merger Sub with securing the approval of the Company Stockholders required by the DGCL and any other applicable Law to effect the Merger.
          (c) Parent agrees to vote, or cause to be voted, all of the shares of Company Common Stock then owned by it, Merger Sub or any of its other wholly owned Subsidiaries and Affiliates in favor of the approval of the Merger and the adoption of this Agreement.
          (d) Notwithstanding Section 6.01, in the event that Parent, Merger Sub and/or any other Subsidiary of Parent shall in the aggregate acquire at least ninety percent (90%) of the Company Common Stock, pursuant to the Offer or otherwise in accordance with the provisions hereof (including Section 1.02(d)), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition (but in no event later than ten (10) Business Days following the date on which Merger Sub becomes eligible to effect a short-form merger in accordance with Section 253 of the DGCL), without a meeting of the Company Stockholders, in accordance with Section 253 of the DGCL.
     Section 6.02. Access to Information; Confidentiality.
          (a) To the extent permitted by applicable Law and confidentiality agreements, including the Confidentiality Agreement, the Company shall afford to Parent and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, during normal business hours and upon reasonable prior notice to the Company, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) to all of the Company’s and the Company Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of U.S. federal or state securities Laws and (ii) all other information concerning the Company’s and the Company Subsidiaries’ business, properties and personnel, in each case as Parent may reasonably request. If any of the information or material furnished pursuant to this Section 6.02(a) includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.
          (b) Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated October 15, 2007 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement.
     Section 6.03. Further Action; Efforts.
          (a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Offer, the Merger and the other Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Offer, the Merger and the other Transactions. In furtherance and not in limitation of the foregoing, each party agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable after the date hereof, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the Offer and the Merger under the HSR Act.
          (b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.03(a) to obtain all requisite approvals and authorizations for the Transactions under the HSR Act, use its commercially reasonable efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of the status of matters related to the Transactions, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (iii) permit the other party to review and consult with each other in advance of any communication given by it to, or any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding under Antitrust Law by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law.
          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and (b), each party hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any Antitrust Law.
          (d) In the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective commercially reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.
          (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.03 shall limit a party’s right to terminate this Agreement pursuant to Section 8.01(b)(i), so long as such party has up to then complied in all material respects with its obligations under this Section 6.03.
     Section 6.04. Company Stock Options, Company Service-Based Restricted Stock Units, Company Performance-Based Restricted Stock Units.
          (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any right to acquire capital stock of the Company:
               (i) Each Company Stock Option outstanding immediately prior to the Effective Time, whether or not vested or exercisable, shall be cancelled and the holder thereof shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of shares subject to such Company Stock Option, multiplied by (ii) the excess, if any, of the per share Merger Consideration over the exercise price per share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less the amount of any withholding required under applicable Tax Law.
               (ii) Each outstanding Service-Based Restricted Stock Unit outstanding immediately prior to the Effective Time, whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the per share Merger Consideration for each Service-Based Restricted Stock Unit, less the amount of any withholding required under applicable Tax Law.
               (iii) Each Performance-Based Restricted Stock Unit with respect to the 2007-2008 performance period outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the product of (i) the number of units that would have been earned based on actual performance as of the end of the last fiscal quarter prior to the Effective Time, multiplied by (ii) the per share Merger Consideration (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less the amount of any withholding required under applicable Tax Law.
               (iv) Each Performance-Based Restricted Stock Unit with respect to the 2008-2009 performance period outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the product of (i) the target number of units for such award, multiplied by (ii) per share Merger Consideration (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less the amount of any withholding that is required under applicable Tax Law.

          (b) Prior to the Effective Time, the Board of Directors of the Company (or the appropriate committee thereof) shall take or cause to be taken all actions necessary to effectuate this Section 6.04 to the extent such treatment is not expressly provided for by the terms of the applicable Company Stock Plans and related award agreements.
     Section 6.05. Indemnification, Exculpation and Insurance.
          (a) As of the Appointment Time, Parent shall cause the Surviving Corporation, without further action, to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, whether asserted or claimed prior to, at or after the Appointment Time, for acts or omissions occurring at or prior to the Appointment Time, which rights are now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in the Company Certificate, the Company Bylaws, the organizational documents of any Company Subsidiary or any written indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof). Such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and the Company Subsidiaries for acts or omissions occurring at or prior to the Effective Time than are presently set forth in the Company Certificate and Company Bylaws, and such provisions shall not be amended, repealed, or otherwise modified in any manner that could adversely affect the rights thereunder of any Person benefited by such provisions. Parent hereby unconditionally guarantees the obligations of the Surviving Corporation under this Section 6.05.
          (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.05.
          (c) Through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been previously delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute policies of Parent containing terms with respect to coverage (including with respect to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs, to be effective as of the Effective Time.

          (d) The provisions of this Section 6.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.
     Section 6.06. Fees and Expenses.
          (a) Except as otherwise provided in this Section 6.06, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
          (b) In the event that this Agreement is terminated by Parent pursuant to Section 8.01(e), then the Company shall pay Parent a fee equal to $69,403,000 (the “Termination Fee”), by wire transfer of same-day funds on the second (2nd) Business Day following the date of termination of this Agreement.
          (c) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(f) then the Company shall pay Parent the Termination Fee, by wire transfer of same-day funds concurrently with such termination.
          (d) In the event that this Agreement is terminated:
               (i) by Parent pursuant to Section 8.01(c) and, prior to the breach giving rise to such right of termination, a Takeover Proposal has been publicly announced or shall have otherwise become publicly known and, in each case, not abandoned or withdrawn; or
               (ii) by the Company pursuant to Section 8.01(b)(i) or by the Company or Parent pursuant to Section 8.01(b)(iii) and, prior to such termination, a Takeover Proposal has been publicly announced or shall have otherwise become publicly known and, in each case, not abandoned or withdrawn; and within twelve (12) months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal (regardless of whether such Takeover Proposal is made before or after termination of this Agreement), then the Company shall pay Parent the Termination Fee, by wire transfer of same-day funds on the second (2nd) Business Day following the earlier of the date the Company enters into such Contract or consummates such Takeover Proposal. For purposes of this Section 6.06(d), all references (whether in words or numerals) to “twenty percent (20%)” in the definition of Takeover Proposal shall be deemed to refer to “more than fifty percent (50%)”.
          (e) The Company and Parent acknowledge and agree that the agreements contained in Section 6.06 are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to Section 6.06, and, in order to obtain such payment, Parent commences an Action that results in a judgment against the Company for the Termination Fee, the Company shall pay Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of the Termination Fee and/or expenses, as the case may be, from the date such payment was required to be made until the date of payment, at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.
     Section 6.07. Public Announcements. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form previously agreed to by the parties and shall state the date that Merger Sub intends to commence the Offer.
     Section 6.08. Stockholder Litigation. The Company shall give Parent prompt written notice of, and the opportunity to participate in, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld.
     Section 6.09. Employee Matters.
          (a) For a period of twelve (12) months following the Effective Time, the employees of the Company and the Company Subsidiaries immediately prior to the Effective Time (the “Continuing Employees”), while such Continuing Employees remain in the employment of the Surviving Corporation and its Subsidiaries, shall receive each of (i) employee welfare and retirement benefits that, in the aggregate, and (ii) base pay that, is substantially similar to, either (A) those provided by the Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries or (B) those provided or paid by the Company and the Company Subsidiaries immediately prior to the Effective Time; provided, that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, continue or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements.
          (b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.
          (c) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Date (i) for purposes of determining eligibility to participate and vesting (but not benefit accrual) under any defined benefit pension plan, if any, (ii) for purposes of determining eligibility for, and the amount of, vacation and any other paid time-off plan or policy, (iii) for purposes of determining eligibility and participation under any defined contribution plan or health or welfare plan (other than any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility for any company matching contributions, and (v) unless covered under another arrangement with or of the Company, for the purpose of determining eligibility for, and the amount of, any severance payable under any severance plan of general application, except, in each case, to the extent such treatment would result in duplicative benefits.
          (d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements applicable under any such plan, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time.
          (e) Parent shall use its reasonable best efforts to cause the Surviving Company to take all reasonable actions necessary, in both form and operation, to maintain the Company Benefit Plans and Company Benefit Agreements either exempt from, or in compliance with, the provisions of Section 409A of the Code and the applicable guidance issued thereunder, so as to avoid the imposition of any penalties for the service providers covered thereunder.
          (f) The provisions of this Section 6.09 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Continuing Employees prior to or following the Effective Time or (ii) confer upon or give to any Person (including for the avoidance of doubt any Employees or current or former employees, directors, or independent contractors of Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.09) under or by reason of any provision of this Agreement.
     Section 6.10. Takeover Laws. The Company and its Board of Directors shall (a) use commercially reasonable efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Offer, the Merger Option, the Merger or any of the other Transactions and (b) if any state takeover Law or similar Law becomes applicable to this Agreement, the Offer, the Merger Option, the Merger Option, the Merger or any of the other Transactions, use commercially reasonable efforts to ensure that the Offer, the Merger Option, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Offer, the Merger Option, the Merger and the other Transactions.
     Section 6.11. Financing. Parent shall use its commercially reasonable efforts to satisfy all conditions precedent to the availability of funds under the Facility Agreement. In the event that all conditions to the Facility Agreement have been satisfied, to the extent required to comply with its obligations hereunder, Parent shall use its commercially reasonable efforts to cause the lenders and the other Persons providing such financing under the Facility Agreement to fund such financing required to consummate the Offer and Merger (or otherwise obtain alternative financing arrangements to consummate the Offer and Merger). In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Facility Agreement, to the extent required to comply with its obligations hereunder, Parent shall use its commercially reasonable efforts to arrange to obtain alternative financing as promptly as practicable following the occurrence of such event. Parent shall not enter into any amendment, modification or supplement to the Facility Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld, to the extent such amendment, modification or supplement imposes additional conditions precedent to the funding obligations thereunder or that reduces the amount of the financing committed thereunder. Notwithstanding the foregoing, Parent shall deliver a copy of any proposed amendment to the Facility Agreement to the Company not less than two business days prior to the execution of the same. Parent and Merger Sub shall give the Company prompt notice of any material breach by any party to the Facility Agreement or any termination of the Facility Agreement. Upon request of the Company, Parent and Merger Sub shall keep the Company informed on the current status of the Financing.
ARTICLE VII
CONDITIONS PRECEDENT TO THE MERGER
     Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:
          (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained, if and to the extent required by applicable Law.
          (b) Purchase of Company Common Stock. Parent or Merger Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer, in accordance with the terms of this Agreement, except that this condition shall not be a condition to Parent’s and Merger Sub’s obligation to effect the Merger if the Tender Offer Conditions shall have been satisfied at the Expiration Date and Parent or Merger Sub shall have failed to purchase the shares of Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.
          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority, court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect that by its terms prevents the consummation of the Merger.
          (d) Governmental Approvals. All Governmental Authorities, the consent, authorization or approval of which is necessary under any applicable Law for the consummation of the Merger and the operation of the Company’s business shall have been consented to, authorized, permitted or approved such transactions. Without limiting the generality of the foregoing, the waiting period under the HSR Act and the rules and regulations promulgated thereunder shall have expired or been terminated.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, and the Offer and the Merger may be abandoned, whether before or after receipt of the Stockholder Approval:
          (a) by mutual written consent of Parent, Merger Sub and the Company;
          (b) by either Parent or the Company:
               (i) if the Appointment Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose knowing and willful breach of a representation, warranty, covenant or agreement in this Agreement or whose other action or failure to act has been a principal cause of or resulted in the failure of the Appointment Time to occur on or before the End Date;
               (ii) if prior to the Appointment Time any Restraint preventing the consummation of the Offer or the Merger shall have become final and nonappealable or from and after the Appointment Time, any Restraint preventing the consummation of the Merger shall have become final and nonappealable; or
               (iii) if the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for purchase any shares of Company Common Stock pursuant to the Offer, for any reason other than due to a breach of this Agreement by the terminating party;
          (c) by Parent, prior to the Appointment Time, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in any of the events or circumstances set forth in clause (b) or (c) of Annex A to occur and (B) is not cured, or is incapable of being cured, by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent (or, if the End Date is less than 30 calendar days from the notice by Parent, is not cured, or is incapable of being cured, by the Company by the End Date);
          (d) by the Company, prior to the Appointment Time, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) will prevent consummation of the Offer and (B) is not cured, or is incapable of being cured, by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the

Company (or, if the End Date is less than 30 calendar days from the notice by the Company, is not cured, or is incapable of being cured, by Parent by the End Date);
          (e) by Parent, prior to the Appointment Time, in the event of a Company Adverse Recommendation Change contemplated by Section 5.02(c);
          (f) by the Company, prior to the Appointment Time, in accordance with the terms and subject to the conditions of Section 5.02(c); provided that, concurrently with such termination, the Company pays to Parent the Termination Fee pursuant to Section 6.06(c);
          (g) by Parent, if the Company or any of its Representatives shall have knowingly or willfully breached Section 5.02, which breach is not cured, or is incapable of being cured, within two (2) Business Days without any adverse effect on Parent’s or Merger Sub’s ability to consummate the Transactions; or
          (h) by Parent, prior to the Appointment Time, if there shall have occurred any change, effect, occurrence, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, and such Material Adverse Effect is not capable of being cured or is not cured within 30 calendar days following receipt of written notice thereof from Parent.
     Section 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, except that the second and third sentences of Section 6.02(a) and the entirety of each of Section 6.02(b), Section 6.06, this Section 8.02 and Article IX shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful or intentional material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.
     Section 8.03. Amendment. Subject to Section 1.03(c), this Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such Stockholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the Company Stockholders without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     Section 8.04. Extension; Waiver. Subject to Section 1.03(c), at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement by a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.
     Section 9.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Parent, to:
Reckitt Benckiser Group plc
103-105 Bath Road
Slough
Berkshire SL1 3UH
United Kingdom
Fax: +44 1753-446407
Attention: Andrew Baldry
if to Merger Sub, to:
c/o Reckitt Benckiser Inc.
Morris Corporate Center IV
399 Interpace Parkway,
P.O. Box 225
Parsippany, NJ 07054-0225
Fax: (973) 404-5670
Attention: Bill Mordan
with a copy to:
Arnold & Porter LLP
555 12th Street, N.W.
Washington, DC 20004
Fax: (202) 942-5999
Attention: Neil Goodman and Richard Baltz

if to the Company, to:
Adams Respiratory Therapeutics, Inc.
4 Mill Ridge Lane
Chester, New Jersey 07930
Fax: (908) 879-9191
Attention: Walter E. Riehemann
with a copy to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Fax: (404) 881-7777
Attention: J. Vaughan Curtis
     Section 9.03. Definitions. For purposes of this Agreement:
          (a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
          (b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
          (c) “End Date” shall mean May 10, 2008.
          (d) a “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by Law to be closed in New York City.
          (e) “Company Affiliate” means any director, officer or other Affiliate of the Company or any Company Subsidiary or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest.
          (f) “Company Stock Option” means each outstanding unexercised option to purchase shares of Company Common Stock, whether or not then vested or fully exercisable, granted on or prior to the date hereof to any current or former employee, director, consultant or advisor of the Company or any Company Subsidiary or any other Person, whether under any stock option plan or otherwise (including the Stock Plans).

          (g) “Hazardous Materials” means (1) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radioactive substances, chlorofluorocarbons and similar ozone-depleting substances and (2) any other chemical, material, substance, waste, pollutant or contaminant that is regulated by or pursuant to, defined or listed or classified as hazardous, toxic or radioactive under, any Environmental Law.
          (h) “Intellectual Property” means all intellectual property rights, including without limitation patents, patent applications, inventions, technology, discoveries, works-for-hire, processes, formulae, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), copyright registrations, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, and other confidential or proprietary information.
          (i) “Key Personnel” means any director, officer or other employee of the Company or any Subsidiary of the Company with annual base salary in excess of $200,0000.
          (j) “Knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of (i) in the case of the Company, the corporate officers set forth on Section 9.03(j)(i) of the Company Disclosure Schedule, and (ii) in the case of Parent, the corporate officers set forth on Section 9.03(j)(ii) of the Parent Disclosure Schedule.
          (k) “Law” or “Laws” means any foreign or domestic (federal, state or local) law, principle of common law, statute, ordinance, regulation, rule, code, permit, license, injunction, judgment, decree or order;
          (l) “Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that individually or in the aggregate is or would reasonably be expected (x) to prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other Transactions or (y) to be materially adverse to (1) the business, condition (financial or otherwise) or results of operations of Company and the Company Subsidiaries, taken as a whole or (2) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions by the End Date; provided that in the case of (y)(1) above that none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Change or Material Adverse Effect: (i) any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets or the economy or political conditions in general or (B) in the industries in which the Company or any of the Company Subsidiaries operates in general, to the extent (in the case of (A) or (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact the Company or any of the Company Subsidiaries in a material fashion, (ii) changes in the trading price of shares of Company Common Stock between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of shares of Company Common Stock may be taken into account in determining whether it has been or will be a Material Adverse Change or Material Adverse Effect), (iii)

changes or developments resulting from or caused by natural disasters, outbreaks of major hostilities in which the United States is involved or any act of war or terrorism within the United States or directed against its facilities, citizens or interests wherever located, (iv) failure by the Company to meet internal or third-party projections, forecasts, budgets or any published revenue or earnings projections for any period (it being understood that any fact or development giving rise to or contributing to such failure may be taken into account in determining whether it has been or will be a Material Adverse Change or Material Adverse Effect), (v) a determination by, or the delay of any determination by, the FDA, or any panel or advisory body empowered or appointed by the FDA, with respect to any current or future products of the Company or any Company Subsidiary or any filing or submission by the Company or any Company Subsidiary, (vi) the result of any clinical trial, (vii) actions required or contemplated to be taken by the Company under this Agreement or taken at the express request or direction of Parent or Merger Sub or any effect to the extent resulting from entering into this Agreement or the announcement of the Transactions, or (viii) changes in Law or GAAP or interpretations or enforcement thereof.
          (m) “NDA” shall mean a new drug application for a pharmaceutical product which is submitted to the FDA requesting permission to place a pharmaceutical product on the market in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the pharmaceutical product which are necessary for FDA approval to market a pharmaceutical product in the United States.
          (n) “Parent Material Adverse Change” or “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate is or would reasonably be expected to prevent Parent or Merger Sub from consummating the Transactions by the End Date.
          (o) “Performance-Based Restricted Stock Unit” means a right, whether or not then vested, to acquire one share of Company Common Stock in the future upon the attainment of specified performance goals, which right was granted on or prior to the date hereof to any current or former employee, director, consultant or advisor of the Company or any Company Subsidiary or any other Person, whether under any stock option plan or otherwise (including the Stock Plans).
          (p) a “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
          (q) “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.
          (r) “Service-Based Restricted Stock Unit” means a right, whether or not then vested, to acquire one share of Company Common Stock in the future upon the satisfaction of specified service-based vesting requirements, which right was granted on or prior to the date hereof to any current or former employee, director, consultant or advisor of the Company or any

Company Subsidiary or any other Person, whether under any stock option plan or otherwise (including the Stock Plans).
          (s) “Stock Plans” means the Company’s 1999 Long-Term Incentive Plan, as amended, and the 2005 Incentive Plan, as amended.
          (t) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
          (u) “Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and levies, including, without limitation, taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, social security, employment, withholding, payroll, recapture, employment, alternative minimum real property, personal property (including intangible) and excise and taxes, together with all interest, penalties and additions imposed with respect to such amounts.
          (v) “Taxing Authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising authority to impose, regulate or administer the imposition of any Taxes.
          (w) “Tax Return” or “Tax Returns” means all federal, state, local and foreign returns, schedules, attachments, estimates, information statements and reports relating to Taxes, and any amendments thereto, including any return of an affiliated, combined or unitary group that includes the Company or any Company Subsidiary, filed with any Taxing Authority.
     Section 9.04. Interpretation; Disclosure Schedule. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All References to “this Agreement” shall include the Company Disclosure Schedule and shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. In calculating the number of days or Business Days required pursuant to any provision of this Agreement, the first day or Business Day shall be the day notice is received (except, in the case of a period of Business Days, for receipt on a non-Business Day in which case the first Business Day thereafter) and the last Business Day shall end at 11:59 p.m. New York City time; provided, that any period measured in full Business Days shall not include the date notice is received unless such notice is received before 9:00 a.m. New York City time. Sections of the Company Disclosure Schedule shall each be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any Section of the Company Disclosure Schedule shall qualify (a) the corresponding Section of this Agreement and (b) the other Sections of this Agreement, to the extent that it is reasonably apparent on its face from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the ordinary course of business or that it would be appropriate to include any similar item.
     Section 9.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
     Section 9.06. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 9.06 provided that receipt of copies of such counterparts is confirmed.
     Section 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Annex, the Exhibits and Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and are not intended to and do not confer upon any Person other than the parties hereto any legal or equitable rights or remedies except (a) following the Effective Time, for the provisions of Section 6.05, and (b) the rights of Company Stockholders to pursue claims for damages and other relief, including specific performance or other equitable relief for Parent’s or Merger Sub’s breach, wrongful repudiation or termination of this Agreement, wrongful failure to consummate the Offer, the Merger or fraud, and after the Effective Time, the rights of Company Stockholders to receive the Merger Consideration; provided that, prior to the Appointment Time, the rights granted pursuant to this Section 9.07 shall only be enforceable on behalf of the Company Stockholders by the Company in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims shall attach to such shares of Company Common Stock and subsequently trade and transfer therewith and, consequently, any damages, settlement or other amounts recovered or received by the Company with respect to such claims may, in the

Company’s sole and absolute discretion be (x) distributed, in whole or in part, by the Company to Company Stockholders or (y) retained by the Company for the use and benefit of the Company on behalf of the Company Stockholders in any manner the Company deems fit.
     Section 9.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
     Section 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 9.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties and named third party beneficiaries hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have subject matter jurisdiction, any other court of the state of Delaware or the United States District Court for the District of Delaware, in any Action arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court.
     Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT

SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.
     Section 9.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
[Signatures on Following Page]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

RECKITT BENCKISER GROUP PLC
By:	/s/ LJH Becht
	Name:	LJH Becht
	Title:	CEO

TWICKENHAM INC.
By:	/s/ WR Mordan
	Name:	WR Mordan
	Title:	Vice President

ADAMS RESPIRATORY THERAPEUTICS, INC.
By:	/s/ Michael J. Valentino
	Name:	Michael J. Valentino
	Title:	President and CEO

[Signature Page to Merger Agreement]

ANNEX A
CONDITIONS OF THE OFFER
          Notwithstanding any other provisions of the Offer, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock and subject to the terms of this Agreement, may terminate or amend the Offer if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date, that number of shares of Company Common Stock that represents at least a majority of the total number of outstanding shares of Company Common Stock on a fully diluted basis (which assumes conversion or exercise of all stock options and other derivative securities of the Company, regardless of the conversion or exercise price or other terms and conditions thereof) on the Expiration Date (such number of shares, the “Minimum Condition”), (ii) the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act shall not have terminated or expired prior to the Expiration Date, and (iii) any of the following events or circumstances shall occur and continue to exist:
          (a) Injunctions or Restraints. There shall be any temporary, preliminary or permanent Restraint in effect that by their terms prevent the consummation of the Offer or the Merger.
          (b) Representations and Warranties. (i) Any representation or warranty of the Company contained in Section 3.03(a) or Section 3.08(b) of the Agreement shall not be true and correct (except for any de minimis inaccuracy with respect to Section 3.03(a)), or (ii) any representation or warranty of the Company contained in Section 3.04 or Section 3.23 of the Agreement shall not be true and correct in all material respects, in each of clauses (i) and (ii) as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent such representation or warranty expressly relates to an earlier date, in which case as of such earlier date) or (iii) any other representation or warranty of the Company contained in the Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or Material Adverse Change set forth therein) as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true as of such dates, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
          (c) Performance of Obligations of the Company. The Company shall not have performed in all material respects all agreements, covenants and obligations required to be performed by it under the Agreement at or prior to the date of determination.
          (d) Officer’s Certificate. The Company shall not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in items (b), (c) and (e) of this Annex A shall not have occurred and continue to exist.

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          (e) Material Adverse Change. Since the date of this Agreement, there shall have occurred a Material Adverse Change.
          (f) Consents and Approvals. Any consent, approval or authorization of any Governmental Authority required of Parent, the Company or any of their Subsidiaries arising as a result of or in connection with the Offer or the Merger shall not have been obtained, unless the failure to obtain such consent, approval or authorization has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, the waiting period under the HSR Act and the rules and regulations promulgated thereunder shall have expired or been terminated.
          (g) Agreement. The Agreement shall have been terminated in accordance with its terms.
          The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub, regardless of the circumstances giving rise to any such conditions, and, other than the Minimum Condition, may be waived by Parent or Merger Sub in whole or in part at any time and from time to time, subject to the terms of the Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
          The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex A is annexed.

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